1.	Plan Name: KEYW Annual Incentive Plan (“the Plan”).

2.	Effective Date and Plan Duration: The Plan will be effective as of January 1, 2010 (“Effective Date”).

3.	Plan Objectives: The Plan has been designed to:

▪	Motivate employees to achieve KEYW’s established financial targets.

▪	Reward employees for achievement of financial targets, business unit targets (if applicable) and individual performance that contribute to the creation of long-term shareholder value.

▪	Provide maximum flexibility to reward employee performance and innovation.

4.
Performance Period: Award opportunities under the Plan are granted each year; the performance period coincides with the company’s fiscal year (January 1st through December 31st). For terminated employees, the performance period ends on the date of termination.

5.	Eligibility: Individuals eligible to participate in this Plan include all employees. Participants must be hired prior to October 1st of the Plan year to be eligible for a payout.

6.
Participation: The President and Chief Executive Officer will retain discretion to select individuals to participate in the Plan but subject to Compensation Committee approval for certain covered executives.

7.	Individual Annual Incentive Awards: Annual incentive opportunities are based on a percentage of salary and have been developed based on competitive and internal equity considerations.

		Target Opportunity
Employee Tier	Position	(As a Percent of Salary)
Tier 1	President and Chief Executive Officer	75%
Tier 2	Chief Financial Officer	50%
	Chief Impact Officer	50%
	Chief Development Officer	50%
	Chief Strategy Officer	50%
	Division Vice President	50%
	Chief Administrative Officer & Corporate Secretary	50%
	Chief Compliance Officer	50%
	General Counsel	50%
Tier 3	Program Vice Presidents	30%

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Each participant’s annual incentive opportunity within his/her employee grouping will be determined based on their achievement of the following financial goals:

		Proportion of Opportunity Based on Established Goals
		(As a Percent of Annual Incentive Target Award)
		Financial Targets
Employee Tier	Position	Company Targets	Business Unit Targets
Tier 1	President and Chief Executive Officer	100%	n/a
Tier 2	Chief Impact Officer	100%	n/a
	Chief Financial Officer	100%	n/a
	Division Vice President	50%	50%
	Chief Development Officer	100%	n/a
	Chief Strategy Officer	100%	n/a
	General Counsel	100%	n/a
	Chief Administrative Officer & Corporate Secretary	100%	n/a
	Chief Compliance Officer	100%	n/a
Tier 3	Program Vice Presidents	25%	75%

8.	Funding: The financial targets set for each performance period will include the expected aggregate incentive payouts of annual incentives identified above so that the plan is self-funded.

▪
Funding for lower employee tiers will be given priority and sequenced as follows: rank-and-file, Tier 3, Tier 2, and Tier 1.  In other words, the sequence of payouts can be structured such that a higher corporate performance level is required before funding bonuses for higher management tiers.  For example, the target award opportunity is funded for a “rank-and-file” employee if 90% of target corporate performance is achieved.  Below is an illustration of this concept.

	AWARD OPPORTUNITY FUNDING
CEO and Executives		Minimum	Target	Maximum	Maximum
Rank and File	Minimum	Target	Maximum	Maximum	Maximum

Corporate/Business Unit
Performance Level	80%	90%	100%	110%	120%
(% of Target)

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The above is an illustrative example only; depending on specific metrics and goals funding levels may need to be calibrated so that payouts are in sync with performance probability.

9.
Determining Individual Plan Payouts: Plan payouts will be determined by actual performance against predetermined goals on a sliding scale up to the maximum award opportunity based on actual performance vs. target goals.

▪
For example, if KEYW achieves 110% of target performance (which represents the middle point of performance between target and maximum), the plan will pay out incentives which are 125% of target payouts.  Similarly, if KEYW achieves 90% of target performance, the plan will pay out incentives at 75% of target.

The CEO and/or Compensation Committee have discretion to increase or decrease the amount of the payout based on individual performance up to the maximum payout.  Considerations for individual performance adjustments may include successful project completion, contributions to certain operational objectives, or successful post-acquisition integration of business units.  Potential adjustments for individual performance are outlined below.

Level	Adjustment
162(m) Officers	20% Negative Discretion Only

Other Executives	+/- 30%

Rank-and-File	+/- 50%

To maintain IRC Section 162(m) compliance, positive discretion will not be applied for executives subject to the $1,000,000 limit on non-performance based pay.  If desired the funding amounts stipulated in section 8 can be increased to provide the Board of Directors/Compensation Committee with added flexibility in recognizing individual contributions made by NEOs (and still remain compliant with IRC Section 162(m)).

10.
Payment of Award: Annual Incentive awards will be paid in cash to eligible participants within two and half months following the end of the performance period or the date of participant’s termination (See “Termination” section below).

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Each participant must be an active employee of KEYW Corporation at the time of payout in order to receive such award. Annual Incentive awards for part-time employees and new hires during the performance period will be pro-rated based on total hours worked within the performance period.

Appropriate withholding will occur from the Annual Incentive award, such as U.S., state/local taxes and FICA.  Appropriate withholding will also occur for those participants who are subject to tax laws of foreign (non-U.S.) countries.

11.	Termination: In the event a participant is terminated by the company for other than cause or by the employee due to retirement, the annual incentive will be prorated based on actual performance.

12.	Plan Administration: The Plan will be administered by the Compensation Committee, which reserves the right at any time to amend, interpret or terminate the Plan, in whole or in part.

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	AWARD OPPORTUNITY FUNDING
Tier 3 Executive	Minimum - 15% of Base	Target - 30% of Base	Maximum - 45% of Base

Corporate/Business Unit Performance Level (% of Target)	90%	100%	110%

Current Salary:	$200,000

% of Corporate/Business Unit
Goal Achieved:	90%

Award Payout at Minimum
(15% of Base Salary):	$30,000

Adjustment based on individual
performance:	+20%

Actual award payout:	$36,000

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